Exhibit 107.1

CALCULATION OF FILING FEE TABLE

FORM S-8

(Form Type)

FIRST US BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)(2)	Proposed Maximum Offering Price Per Share (3)	Maximum Aggregate Offering Price (3)	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.01 per share, of First US Bancshares, Inc.	457(c) and 457(h)	605,000	$7.35	$4,446,750	$110.20 per million dollars	$490.03

Total Offering Amount					$4,446,750		$490.03

Total Fee Offsets					—		—

Net Fee Due							$490.03

(1)

First US Bancshares, Inc., a Delaware corporation (the “Registrant”), is filing this Registration Statement on Form S-8 (this “Registration Statement”) to register the issuance of an aggregate of 605,000 shares of common stock, par value $0.01 per share (the “Shares”), of the Registrant, which are issuable pursuant to the First US Bancshares, Inc. 2023 Stock Incentive Plan (the “Plan”).

(2)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional Shares of the Registrant that become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding Shares of the Registrant.

(3)

Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act. The price per share and aggregate offering price are based upon the average of the high and low prices of the Shares as of a date (April 25, 2023) within five business days prior to the filing of this Registration Statement, as reported on the Nasdaq Global Select Stock Market.